EXHIBIT 99.1

Rhythm Pharmaceuticals Reports Third Quarter 2026 Financial Results and Business Update

-- Strong U.S. launch momentum for IMCIVREE® (setmelanotide) for acquired hypothalamic obesity (HO) continues with more than 700 patient start forms as of September 30, 2026 --

-- Third quarter 2026 net product revenue from global sales of IMCIVREE of $92.1 million, an increase of 29% from the prior quarter --
-- Commercial launch of IMCIVREE in Japan for patients with acquired HO underway --

-- Bivamelagon to advance into pivotal development in Prader-Willi syndrome --

-- Rhythm and LG Chem amend bivamelagon licensing agreement --

-- Five-year term loan facility secured, providing access to up to $750 million --

-- Management to host conference call today at 8:00 a.m. ET --

BOSTON, November 3, 2026 – Rhythm Pharmaceuticals, Inc. (Nasdaq: RYTM), a global commercial-stage biopharmaceutical company focused on transforming the lives of patients living with rare neuroendocrine diseases, today reported financial results and provided a business update for the third quarter ended September 30, 2026.

“Rhythm continues to make strong progress in bringing IMCIVREE® (setmelanotide) to patients with acquired hypothalamic obesity (HO), highlighted by continued commercial momentum in the United States. Our commercial launch in Japan represents another important milestone in a market with the potential to become our second largest,” said David Meeker, M.D., Chairman, Chief Executive Officer and President of Rhythm Pharmaceuticals. “The strength of the U.S. launch through two quarters reinforces both the significant unmet need in acquired HO and our opportunity to transform care for patients living with this serious disease.”

Dr. Meeker added, “We are excited about advancing our next-generation MC4R agonists, beginning with bivamelagon. Strong clinical results have reinforced our confidence in its potential across multiple indications, and we look forward to initiating pivotal trials in acquired HO and Prader-Willi syndrome. Our restructured bivamelagon royalty agreement with LG Chem reflects our strong belief in the future potential of the portfolio. With a strong global foundation built on IMCIVREE, bivamelagon entering Phase 3 development and further development planned for RM-718, there is a clear and compelling path to long-term growth and value creation for Rhythm.”

Recent Business and Development Highlights

•Today, the Company announced it has received more than 700 patient start forms for IMCIVREE for acquired HO from more than 500 prescribers as of September 30, 2026, following approval by the U.S. Food and Drug Administration (FDA) on March 19, 2026;
•Revenue from global sales of IMCIVREE was $92.1 million for the third quarter of 2026, an increase of 29% on a sequential basis from the second quarter of 2026. The number of patients on reimbursed therapy globally increased by 20% as compared to the second quarter of 2026.
•U.S.: Revenue of $67.5 million, or 73% of product revenue, was generated in the United States in the third quarter of 2026, an increase of $16.5 million or 32% compared to the second quarter of 2026. The sequential quarter-over- quarter growth in U.S. revenue was driven primarily by increased patient demand for IMCIVREE in acquired HO, as well as continued growth in demand in Bardet-Biedl syndrome (BBS).
•Ex-U.S.: Revenue of $24.7 million, or 27% of product revenue, was generated outside the United States, a sequential increase of $4.4 million or 22% compared to the second quarter of 2026. The number of reimbursed patients on IMCIVREE continued to increase in the third quarter of 2026;
•Today, the Company announced that five presentations have been accepted for presentation at ObesityWeek® 2026, taking place November 14-17, 2026. Presentations include:
•Definition and Diagnostic Criteria for Acquired Hypothalamic Obesity: Global Expert Consensus;
•Patient-Reported Outcomes From the TRANSCEND Trial in Acquired Hypothalamic Obesity;
•Efficacy and Safety of Setmelanotide in Acquired Hypothalamic Obesity: Final Phase 3 Trial Results;
•Two-Year Phase 3 Trial Results of Setmelanotide in Patients With Acquired Hypothalamic Obesity; and
•Weight Category Improvement Following Setmelanotide in Patients With Acquired Hypothalamic Obesity.
•On November 2, 2026, the Company announced an amendment to its exclusive license agreement with LG Chem for bivamelagon. Under the terms of the amendment, Rhythm has agreed to pay LG Chem $350 million in fixed payments over four years in order to reduce the low-to-mid single digit royalty in the original agreement to 1% royalty on net product revenue generated by Rhythm’s MC4R portfolio;
•On November 2, 2026, the Company entered into a five-year term loan facility led by KKR's HealthCare Royalty ("Healthcare Royalty") in partnership with Blackstone Life Sciences, providing access to up to $750 million of capital. In connection with entry into this loan facility the Company entered into an amended and restated Revenue Interest Financing Agreement with Health Care Royalty;
•On October 13, 2026, the Company announced the commercial launch of IMCIVREE in Japan for patients with acquired HO;
•On September 22, 2026, the Company announced Health Canada approval of IMCIVREE for weight management in adult and pediatric patients 4 years of age and older with acquired HO;
•On September 10, 2026, the Company announced the presentation of six abstracts, including three oral presentations and three poster presentations, at the 64th Annual European Society for Paediatric Endocrinology (ESPE) Meeting. Presentations included:
•Real-world data demonstrating reductions in BMI and hunger for up to 18 months in paediatric patients with acquired HO treated with setmelanotide through France's early-access program;
•A Phase 3 post-hoc analysis demonstrating improvements across multiple cardiometabolic risk indices with setmelanotide in paediatric patients with acquired HO;
•Long-term weight outcomes with setmelanotide in paediatric patients with BBS, POMC deficiency and LEPR deficiency; and
•Additional analyses evaluating metabolic syndrome severity and risk in acquired HO and clinical characteristics associated with BBS.
•On August 24, 2026, the Company announced that Japan’s Ministry of Health, Labour and Welfare (MHLW) approved IMCIVREE for patients with acquired HO in Japan;
•On August 17, 2026, the Company announced the appointment of Manher (“AJ”) Joshi, M.D., as Chief Medical Officer;
•On August 11, 2026, the Company announced that IMCIVREE received expanded Marketing Authorization in the United Kingdom for the treatment of obesity and control of hunger in patients with acquired HO due to hypothalamic injury or impairment;

Anticipated Upcoming Milestones

Rhythm expects to achieve the following near-term milestones:
•Complete enrollment in the Phase 1/2, Part D trial evaluating RM-718 in PWS in the second half of 2026;
•Initiate a pivotal Phase 3 trial evaluating bivamelagon in acquired HO by year-end 2026;
•Complete enrollment in the setmelanotide substudy in congenital HO in 2027;
•Begin country-level launches of IMCIVREE for acquired HO in Europe beginning with Germany in 2027; and
•Initiate 6-month hyperphagia study to evaluate bivamelagon in PWS in 2027, pending alignment with the FDA.

Third Quarter 2026 Financial Results

Cash Position: As of September 30, 2026, cash, cash equivalents and short-term investments were approximately $320.9 million, as compared to $388.9 million as of December 31, 2025. Cash, cash equivalents, and short-term investments as of September 30 do not include the $250 million initial draw on the term loan facility or the $70 million payment due to LG Chem under the terms of the amendment to the licensing agreement for bivamelagon.

Revenue: Net product revenues from global sales of IMCIVREE were $92.1 million for the third quarter of 2026, as compared to $51.3 million for the third quarter of 2025.

R&D Expenses: R&D expenses were $52.5 million in the third quarter of 2026, as compared to $46.0 million in the third quarter of 2025. The year-over-year increase was primarily due to an increase in costs in chemistry, manufacturing, and controls (CMC) activity and clinical trial costs, as well as personnel costs, and costs associated with our achievement of a development milestone for our program focused on developing therapies for congenital hyperinsulinism (CHI).

SG&A Expenses: SG&A expenses were $66.8 million for the third quarter of 2026, as compared to $52.4 million for the third quarter of 2025. The year-over-year increase was primarily due to increased personnel costs, including stock-based compensation, related to expanded business operations.

Other income (expense), net: Other expense, net was $(1.5) million for the third quarter of 2026, as compared to other expense, net of $(0.1) million for the third quarter of 2025. The year-over-year increase in other expense, net was primarily due to less interest income earned in the third quarter of 2026 based on decreasing average cash and short-term investments.

Net Loss attributable to common stockholders: Net loss attributable to common stockholders was $(42.4) million for the third quarter of 2026, or a net loss per basic and diluted share of $(0.61), as compared to a net loss attributable to common stockholders of $(54.3) million for the third quarter of 2025, or a net loss per basic and diluted share of $(0.82).

Year to Date 2026 Financial Results:

Revenue: Net product revenues relating to sales of IMCIVREE were $223.5 million for the nine months ended September 30, 2026, as compared to $137.5 million for the nine months ended September 30, 2025.

R&D Expenses: R&D expenses were $137.6 million for the nine months ended September 30, 2026, as compared to $125.3 million for the nine months ended September 30, 2025. The increase was primarily due to increases in personnel costs partially offset by decreases in chemistry, manufacturing, and controls (CMC) costs for drug formulation and autoinjector development for RM-718 and a decrease in clinical trial costs.

SG&A Expenses: SG&A expenses were $197.8 million for the nine months ended September 30, 2026, as compared to $137.5 million for the nine months ended September 30, 2025. The increase was primarily due to higher personnel costs, marketing and promotion costs related to the U.S. and Japanese launches of IMCIVREE for acquired HO, and market access and commercial service costs related to our expanding international business operations.

Other income (expense), net: Other income (expense), net was $(4.5) million for the nine months ended September 30, 2026, as compared to $(3.6) million for the nine months ended September 30, 2025. The increase was primarily due to a change in fair value of the embedded derivative of our deferred royalty obligation and an increase in net unrealized loss on foreign currency, and a decrease in interest income earned.

Financial Guidance: For the year ending December 31, 2026, Rhythm anticipates approximately $360 million to $380 million in Non-GAAP Operating Expenses. Non-GAAP Operating Expenses are derived from:
•GAAP total operating expenses, inclusive of:
oR&D expenses of approximately $165 million to $175 million;
oSG&A expenses of approximately $195 million to $205 million; and
oExcluding stock-based compensation.

Non-GAAP Operating Expenses is defined as GAAP operating expenses excluding stock-based compensation and fixed consideration related to in-licensing and milestone payments (see below under "Non-GAAP Financial Measures" for more details).

Based on its current operating plans, Rhythm expects that its cash, cash equivalents and short-term investments as of September 30, 2026 will be sufficient to fund the Company’s planned operations for at least 24 months.

Conference Call Information
Rhythm Pharmaceuticals will host a live conference call and webcast at 8:00 a.m. ET today to review its third quarter 2026 financial results and recent business activities. Participants may register for the conference call here. It is recommended that participants join the call ten minutes prior to the scheduled start.
A webcast of the call will also be available under "Events and Presentations" in the Investor Relations section of the Rhythm Pharmaceuticals website at https://ir.rhythmtx.com/. The archived webcast will be available on Rhythm Pharmaceuticals’ website approximately two hours after the conference call and will be available for 30 days following the call.
About Rhythm Pharmaceuticals
Rhythm is a commercial-stage biopharmaceutical company committed to transforming the lives of patients and their families living with rare neuroendocrine diseases. Rhythm’s lead asset, IMCIVREE® (setmelanotide), an MC4R agonist designed to treat hyperphagia and severe obesity, is approved by the U.S. Food and Drug Administration (FDA) to reduce excess body weight and maintain weight reduction long term in adult and pediatric patients aged 4 years and older with acquired hypothalamic obesity, adult and pediatric patients 2 years of age and older with syndromic or monogenic obesity due to Bardet-Biedl syndrome (BBS) or genetically confirmed pro-opiomelanocortin (POMC), including proprotein convertase subtilisin/kexin type 1 (PCSK1), deficiency or leptin receptor (LEPR) deficiency. Both the European Commission (EC) and the UK’s Medicines & Healthcare Products Regulatory Agency (MHRA) have authorized setmelanotide for the treatment of obesity and the control of hunger associated with genetically confirmed BBS or genetically confirmed loss-of-function biallelic POMC, including PCSK1, deficiency or biallelic LEPR deficiency in adults and children 2 years of age and above. The European Commission (EC) has authorized setmelanotide for the treatment of obesity and control of hunger in patients 4 years of age and above with acquired hypothalamic obesity. Additionally, Rhythm is advancing a broad clinical development program for setmelanotide in other rare diseases, as well as investigational MC4R agonists bivamelagon and RM-718, and a preclinical suite of small molecules for the treatment of congenital hyperinsulinism. Rhythm’s headquarters is in Boston, MA.

Setmelanotide Indication
In the United States, setmelanotide is indicated to reduce excess body weight and maintain weight reduction long term in adult and pediatric patients aged 4 years and older with acquired HO, and in adult and pediatric patients aged 2 years and older with syndromic or monogenic obesity due to Bardet-Biedl syndrome (BBS) or Pro-opiomelanocortin (POMC), proprotein convertase subtilisin/kexin type 1 (PCSK1), or leptin receptor (LEPR) deficiency as determined by an FDA-approved test demonstrating variants in POMC, PCSK1, or LEPR genes that are interpreted as pathogenic, likely pathogenic, or of uncertain significance (VUS).

In the European Union and the United Kingdom, setmelanotide is indicated for the treatment of obesity and the control of hunger associated with genetically confirmed BBS or loss-of-function biallelic POMC, including PCSK1, deficiency or biallelic LEPR deficiency in adults and children 2 years of age and above. In the European Union and the United Kingdom, setmelanotide should be prescribed and supervised by a physician with expertise in obesity with underlying genetic etiology.

Limitations of Use
Setmelanotide is not indicated for the treatment of patients with the following conditions as setmelanotide would not be expected to be effective:
•Obesity due to suspected POMC, PCSK1, or LEPR deficiency with POMC, PCSK1, or LEPR variants classified as benign or likely benign
•Other types of obesity not related to BBS or POMC, PCSK1, or LEPR deficiency, including obesity associated with other genetic syndromes and general (polygenic) obesity
Contraindication
Prior serious hypersensitivity to setmelanotide or any of the excipients in IMCIVREE. Serious hypersensitivity reactions (e.g., anaphylaxis) have been reported.
WARNINGS AND PRECAUTIONS
Disturbance in Sexual Arousal: Spontaneous penile erections in males and sexual adverse reactions in females have occurred. Inform patients that these events may occur and instruct patients who have an erection lasting longer than 4 hours to seek emergency medical attention.

Depression and Suicidal Ideation: Depression, suicidal ideation and depressed mood have occurred. Monitor patients for new onset or worsening depression or suicidal thoughts or behaviors. Consider discontinuing IMCIVREE if patients experience suicidal thoughts or behaviors, or clinically significant or persistent depression symptoms occur.

Hypersensitivity Reactions: Serious hypersensitivity reactions (e.g., anaphylaxis) have been reported. If suspected, advise patients to promptly seek medical attention and discontinue IMCIVREE.

Skin Hyperpigmentation, Darkening of Pre-existing Nevi, and Development of New Melanocytic Nevi: Generalized or focal increases in skin pigmentation, darkening of pre-existing nevi, development of new melanocytic nevi and increase in size of existing melanocytic nevi have occurred. Perform a full body skin examination prior to initiation and periodically during treatment to monitor pre-existing and new pigmented lesions.

Risk of Serious Adverse Reactions Due to Benzyl Alcohol Preservative in Neonates and Low Birth Weight Infants: IMCIVREE is not approved for use in neonates or infants. Serious and fatal adverse reactions including “gasping syndrome” can occur in neonates and low birth weight infants treated with benzyl alcohol preserved drugs.

ADVERSE REACTIONS
Most common adverse reactions (incidence ≥20%) included skin hyperpigmentation, injection site reactions, nausea, headache, diarrhea, abdominal pain, vomiting, depression, and spontaneous penile erection.
USE IN SPECIFIC POPULATIONS
Treatment with IMCIVREE is not recommended when breastfeeding. Discontinue IMCIVREE when pregnancy is recognized unless the benefits of therapy outweigh the potential risks to the fetus.

To report SUSPECTED ADVERSE REACTIONS, contact Rhythm Pharmaceuticals at +1 (833) 789-6337 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch. See section 4.8 of the Summary of Product Characteristics for information on reporting suspected adverse reactions in Europe.
Please see the full Prescribing Information for additional Important Safety Information.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the safety, efficacy, potential benefits of, and clinical design or progress, including enrollment and initiation of our clinical trials and studies, of any of our products or product candidates at any dosage or in any indication, including, setmelanotide, bivamelagon, and RM-718; the use of setmelanotide in patients with acquired HO and the success of our commercial launch; the timing of our country-level launches of IMCIVREE in Europe; our expectations surrounding potential regulatory submissions, progress, or approvals and timing thereof for any of our product candidates; the commercial growth of IMCIVREE; the estimated market size and addressable population for our drug products, including setmelanotide for the treatment of acquired HO and the potential for the market in Japan; the future announcement of data from our ongoing clinical trials, and ongoing enrollment in our clinical trials; existing or future collaboration agreements; the Company’s business strategy and plans; our anticipated financial performance and financial position for any period of time, including our estimated Non-GAAP Operating Expenses for the year ending December 31, 2026; and the sufficiency of our cash, cash equivalents and short-term investments to fund our operations for at least 24 months; and the timing of any of the foregoing. Statements using words such as “expect”, “anticipate”, “believe”, “may”, “will” and similar terms are also forward-looking statements. Such statements are subject to numerous risks and uncertainties, including, but not limited to, our ability to enroll patients in clinical trials, the design and outcome of clinical trials, the impact of competition, the ability to achieve or obtain necessary regulatory approvals, risks associated with data analysis and reporting, unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, risks associated with the laws and regulations governing our international operations and the costs of any related compliance programs, our ability to successfully commercialize setmelanotide, our liquidity and expenses, our ability to retain our key employees and consultants, and to attract, retain and motivate qualified personnel, and general economic conditions, and the other important factors, including those discussed under the caption “Risk Factors” in Rhythm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 and our other filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures
This press release includes Non-GAAP Operating Expenses, a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. GAAP and should not be considered as an alternative to operating expenses or any other performance measure derived in accordance with GAAP.
We define Non-GAAP Operating Expenses as GAAP operating expenses excluding stock-based compensation and fixed consideration related to in-licensing and milestone payments.
We caution investors that amounts presented in accordance with our definition of Non-GAAP Operating Expenses may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate this non-GAAP financial measure in the same manner. We present this non-GAAP financial measure because we consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations.
Management uses this non-GAAP financial measure for planning purposes, including the preparation of our internal annual operating budget and financial projections; to evaluate the performance and effectiveness of our operational strategies; and to evaluate our capacity to expand our business. This non-GAAP financial measure has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for operating expenses or other financial statement data presented in accordance with GAAP in our consolidated financial statements.
Rhythm has not provided a quantitative reconciliation of forecasted Non-GAAP Operating Expenses to forecasted GAAP operating expenses because the Company is unable, without making unreasonable efforts, to calculate the reconciling item, stock-based compensation expenses, with confidence. This item, which could materially affect the computation of forward-looking GAAP operating expenses, is inherently uncertain and depends on various factors, some of which are outside of Rhythm's control.
Corporate Contact:
David Connolly
Head of Investor Relations and Corporate Communications
Rhythm Pharmaceuticals, Inc.
857-264-4280
dconnolly@rhythmtx.com

Rhythm Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Revenues:
Product revenue, net	$92,128	$51,298	$223,494	$137,518
License revenue	—	—	—	(5,014)
Total revenues	92,128	51,298	223,494	132,504
Costs and expenses:
Cost of sales	12,166	5,499	28,254	14,690
Research and development	52,480	46,027	137,634	125,307
Selling, general, and administrative	66,752	52,425	197,793	137,460
Total costs and expenses	131,398	103,951	363,681	277,457
Loss from operations	(39,270)	(52,653)	(140,187)	(144,953)
Other income (expense):
Other income (expense), net	(157)	274	(840)	1,207
Interest expense	(4,495)	(4,742)	(13,618)	(15,968)
Interest income	3,163	4,328	9,937	11,208
Total other income (expense), net	(1489)	(140)	(4,521)	(3,553)
Loss before income taxes	(40,759)	(52,793)	(144,708)	(148,506)
Provision (benefit) for income taxes	610	111	1,598	528
Net loss	$(41,369)	$(52,904)	$(146,306)	$(149,034)
Accrued dividends on convertible preferred stock	(984)	(1,375)	(3,153)	(4,046)
Net loss attributable to common stockholders	$(42,353)	$(54,279)	$(149,459)	$(153,080)
Net loss per share attributable to common stockholders, basic and diluted	$(0.61)	$(0.82)	$(2.18)	$(2.38)

Weighted-average common shares outstanding, basic and diluted	69,046,050	66,261,055	68,541,561	64,346,588

Net loss	$(41,369)	$(54,279)	$(146,306)	$(153,080)
Other comprehensive income (loss):
Foreign currency translation adjustment	77	834	870	(1,272)
Unrealized gain (loss), net on marketable securities	$(909)	$488	$(1,818)	385
Comprehensive loss	$(42,201)	$(52,957)	$(147,254)	$(153,967)

Rhythm Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	September 30, 2026	December 31, 2025

Assets
Current assets:
Cash and cash equivalents	$39,981	$54,301
Short-term investments	280,963	334,648
Accounts receivable, net	39,120	26,081
Inventory	31,187	25,753
Prepaid expenses and other current assets	28,111	26,133
Total current assets	419,362	466,916
Property and equipment, net	569	1,104
Right-of-use asset	2,694	3,049
Intangible assets, net	16,678	5,319
Restricted cash	1,281	522
Other long-term assets	2,548	3,286
Total assets	$443,132	$480,196
Liabilities, Convertible Preferred Stock and Stockholders’ equity
Current liabilities:
Accounts payable	$10,687	$13,947
Accrued expenses and other current liabilities	124,721	83,855
Lease liability	731	650
Deferred revenue	—	194
Deferred royalty obligation, current	14,751	7,296
Total current liabilities	150,890	105,942
Long-term liabilities:
Deferred royalty obligation	87,915	100,886
Lease liability, non-current	2,784	3,342
Total liabilities	241,589	210,170
Commitments and contingencies (Note 14)
Series A convertible preferred stock, $0.001 par value: 150,000 shares authorized; 115,000 and 132,500 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively. Liquidation preference of $116,725 and $132,500 as of September 30, 2026, and December 31, 2025, respectively.	113,577	130,957
Stockholders’ equity:
Preferred stock, $0.001 par value: 9,850,000 shares authorized; no shares issued and outstanding at September 30, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value: 120,000,000 shares authorized; 69,314,825 and 67,205,321 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	70	67
Additional paid-in capital	1,587,823	1,491,675
Accumulated other comprehensive loss	(1,744)	(796)
Accumulated deficit	(1,498,183)	(1,351,877)
Total stockholders’ equity	87,966	139,069
Total liabilities, convertible preferred stock and stockholders’ equity	$443,132	$480,196